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                            Independent Auditors' Consent


The Board of Directors of Allianz Life Insurance Company of North America and the Contract Owners of Allianz Life Variable Account B:

We consent to the use of our report, dated January 22, 1996, on the financial statements of Allianz Life Variable Account B and our report dated February 6, 1996, on the consolidated financial statements of Allianz Life Insurance Company of North America and subsidiaries included herein and to the reference to our Firm under the heading "EXPERTS".



                                           KPMG Peat Marwick LLP

Minneapolis, Minnesota
December 13, 1996